Exhibit 21

DALECO RESOURCES CORPORATION AND SUBSIDIARIES

SUBSIDIARIES OF REGISTRANT

Name	Segment	State of Incorporation
CA Properties, Inc. (2)	Non-metallic Minerals	Nevada
Clean Age Minerals, Inc. (1)	Non-metallic Minerals	Nevada
Deerlick Royalty Partners I (3)	Oil and Natural Gas	a Pennsylvania general partnership
Deven Resources, Inc. (1)	Oil and Natural Gas	Pennsylvania
DRI Operating Company (2)	Oil and Natural Gas	Pennsylvania
Sustainable Forest Industries, Inc. (1)	Inactive as of 9/30/12	Delaware
The Natural Resources Exchange, Inc. (1)	Inactive as of 9/30/12	Pennsylvania
Tri-Coastal Energy, Inc. (1)	Inactive as of 9/30/12	Delaware
Westlands Resources Corporation (1)	Oil and Natural Gas	Nevada
ZeoSure LLC (4)	Inactive as of 9/30/12	Delaware

All subsidiaries conduct their business under the names shown.

(1)	Owned 100 % by the Registrant
(2)	Owned 100% by a 100% owned subsidiary
(3)	Owned 27.1253% by a 100% owned subsidiary which is the managing general partner
(4)	Owned 47.5% by a 100% owned subsidiary which is a managing member